Exhibit 99.2

Voltari Corporation

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Explanatory Note

On May 18, 2016, Voltari Corporation (the “Company”), through its wholly owned subsidiary Voltari Real Estate Holdings LLC (“Voltari Holdings”), completed its acquisition of a real estate parcel located in Flanders, New York (the “Flanders Property”) for an aggregate purchase price of $2,819,075, inclusive of all costs, escrows and reserves. The purchase price was paid using cash on hand and borrowings under the Company’s revolving loan facility with Koala Holding LP, an affiliate of Mr. Carl C. Icahn, the Company’s controlling stockholder. The revolving loan facility bears interest at a per annum rate equal to the greater of the LIBOR rate plus 350 basis points, per annum, and 3.75%, per annum.

A single tenant retail convenience store is located on the Flanders Property, which is subject to a lease (the “Lease”) with 7-Eleven, Inc. (“7-Eleven”), the original term (the “Original Term”), which expires in December 2029 (with four, five-year renewal options (the “Renewal Term,” and together with the Original Term, the “Term”)). During the Term, 7-Eleven is responsible for the payment of basic rent, as well as the payment of, subject to certain exceptions, real estate taxes, utilities, tenant’s insurance and other property related costs. Voltari Holdings, as landlord following the consummation of the acquisition of the Flanders Property, is responsible for certain maintenance and repair costs.

The Company is filing the following unaudited pro forma combined financial statements of the Company and the Flanders Property pursuant to certain requirements of Rule 8-05 of Regulation S-X, as required to be filed pursuant to Item 9.01 of Form 8-K. The unaudited pro forma combined financial statements as of and for the three months ended March 31, 2016 are based on the historical unaudited consolidated financial statements of the Company included in the Company’s Quarterly Report on Form 10-Q filed by the Company with the Securities and Exchange Commission (the “SEC”) on May 13, 2016 (the “Form 10-Q”), and the unaudited financial statements of the Flanders Property for the three months ended March 31, 2016, filed as Exhibit 99.1 to the Company’s Amendment to the Current Report on Form 8-K, filed with the SEC on July 28, 2016 (the “Form 8-K/A”), and includes assumptions and adjustments as described in the accompanying notes thereto. The unaudited pro forma combined financial statements for the year ended December 31, 2015 are based on the historical audited consolidated financial statements of the Company for the year ended December 31, 2015 included in the Company’s Annual Report on Form 10-K filed by the Company with the SEC on March 16, 2016, as amended on April 29, 2016 (the “Form 10-K”), and the audited financial statements of the Flanders Property for the year ended December 31, 2015, filed as Exhibit 99.1 to the Form 8-K/A, and includes the assumptions and adjustments as described in the accompanying notes thereto.

The unaudited pro forma combined balance sheet as of March 31, 2016 is presented as if the acquisition of the Flanders Property had occurred on March 31, 2016. The unaudited pro forma combined statements of operations for the year ended December 31, 2015 and the three months ended March 31, 2016 gives effect to the acquisition as if it occurred on January 1, 2015. In the opinion of the Company’s management, the unaudited pro forma combined financial statements include all significant necessary adjustments that can be factually supported to reflect the effects of the acquisition of the Flanders Property.

The unaudited pro forma combined financial statements are not intended to represent or be indicative of the combined financial condition of the Company that would have been reported if it had acquired the Flanders Property on January 1, 2015. In addition, the unaudited pro forma combined financial statements do not purport to project the financial position or results of the combined company as of the end of its fiscal year ended December 31, 2016, or any other future periods.

The unaudited pro forma combined financial statements of the Company and the Flanders Property should be read in conjunction with the Current Report on Form 8-K filed on May 24, 2016, the historical audited consolidated financial statements and accompanying notes thereto of the Company contained in its Form 10-K, the historical unaudited consolidated financial statements and accompanying notes thereto of the Company contained in its Form 10-Q, and the financial statements of the Flanders Property for the year ended December 31, 2015 (audited) and for the three months ended March 31, 2016 (unaudited), included as Exhibit 99.1 to the Form 8-K/A.

Voltari Corporation

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF MARCH 31, 2016

(In thousands)	Voltari Corporation	Flanders Property	Pro Forma Combined
ASSETS
Real estate investments, net	$3,555	$2,817	$6,372
Cash and cash equivalents	262	—	262

Accounts receivable, net of allowance for doubtful accounts of $12	12	—	12
Prepaid expenses and other current assets	816	(282)	534
Property and equipment, net	210	—	210
Other assets	92	—	92

Total assets	$4,947	$2,535	$7,482

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$733	—	$733
Accrued compensation	155	—	155
Revolving note	17	2,535	2,552
Deferred rent expense	29	—	29
Other liabilities	1,558	—	1,558

Total liabilities	$2,492	$2,535	$5,027

Common stock
Commitments and contingencies	—	—	—
Redeemable preferred stock, $0.001 par value; 1,170,327 shares issued and outstanding. Redemption value, $45,728	$42,909	—	42,909

Stockholders’ deficit
Common stock, $0.001 par value; 25,000,000 shares authorized, 8,994,814 shares issued and outstanding	9	—	9
Additional paid-in capital	560,569	—	560,569
Accumulated deficit	(601,078)	—	(601,078)
Accumulated other comprehensive income	46	—	46

Total stockholders’ deficit	(40,454)	—	(40,454)

Total liabilities, redeemable preferred stock and stockholders’ deficit equity	$4,947	$2,535	$7,482

See accompanying notes to the Unaudited Pro Forma Combined Financial Statements.

Voltari Corporation

UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2015

Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 2015:

(In thousands)	Voltari Corporation	Flanders Property (1)		Pro Forma Combined
Revenue	$49	$158	(2)	$207

Operating expenses:
General and administrative	4,790	5		4,795
Depreciation and amortization	194	69	(3)	263
Acquisition and transaction related	84	—		84

Total operating expenses	5,068	74		5,142

Operating (loss) income	(5,019)	84		(4,935)

Interest expense	(10)	(97	) (4)	(107)

Loss from continuing operations	(5,029)	(13)		(5,042)

Loss from discontinued operations	(1,593)	—		(1,593)

Net loss	(6,622)	(13)		(6,635)
Accretion of redeemable preferred stock	(720)	—		(720)
Series J redeemable dividends	(5,355)	—		(5,355)

Net loss attributable to common shareholders	$(12,697)	$(13)		$(12,710)

See accompanying notes to the Unaudited Pro Forma Combined Financial Statements.

Voltari Corporation

UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2016

Unaudited Pro Forma Combined Statement of Operations for the three months ended March 31, 2016:

(In thousands)	Voltari Corporation	Flanders Property (1)		Pro Forma Combined
Revenue	$41	$39	(2)	$80

Operating expenses:
General and administrative	1,045	—		1,045
Depreciation and amortization	69	25	(3)	94
Acquisition and transaction related	16	—		16

Total operating expenses	1,130	25		1,155

Operating (loss) income	(1,089)	14		(1,075)

Interest expense fees	(6)	(25	) (4)	(31)

Loss from continuing operations	(1,095)	(11)		(1,106)

Loss from discontinued operations	(45)	—		(45)

Net loss	(1,140)	(11)		(1,151)
Accretion of redeemable preferred stock	(199)	—		(199)
Series J redeemable dividends	(1,436)	—		(1,436)

Net loss attributable to common shareholders	$(2,775)	$(11)		$(2,786)

See accompanying notes to the Unaudited Pro Forma Combined Financial Statements.

Voltari Corporation

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. Description of Transaction

On May 18, 2016, Voltari Corporation (the “Company”), through its wholly owned subsidiary Voltari Real Estate Holdings LLC (“Voltari Holdings”), completed its acquisition of a real estate parcel located in Flanders, New York (the “Flanders Property”) for an aggregate purchase price of approximately $2.8 million, inclusive of all costs, escrows and reserves. The purchase price was paid using cash on hand and borrowings under the Company’s revolving loan facility with Koala Holding LP, an affiliate of Mr. Carl C. Icahn, the Company’s controlling stockholder. The revolving loan facility bears interest at a per annum rate equal to the greater of the LIBOR rate plus 350 basis points, per annum, and 3.75%, per annum.

A single tenant retail convenience store is located on the Flanders Property, which is subject to a lease (the “Lease”) with 7-Eleven, Inc. (“7-Eleven”), the original term (the “Original Term”) of which expires in December 2029 (with four, five-year renewal options (the “Renewal Term,” and together with the Original Term, the “Term”)). During the Term, 7-Eleven is responsible for the payment of basic rent, as well as the payment of, subject to certain exceptions, real estate taxes, utilities, tenant’s insurance and other property related costs. Voltari Holdings, as landlord following the consummation of the acquisition of the Flanders Property, is responsible for certain maintenance and repair costs.

2. Purchase Price Allocation

The Company allocates the purchase price of acquired properties to tangible and identifiable intangible assets acquired based on their respective fair values. Tangible assets include land, site improvements, buildings, and tenant improvements. Estimates of value are made using customary methods, including data from appraisals, comparable sales, discounted cash flow analysis and other methods. Amounts allocated to land, site improvements, buildings, and tenant improvements are based on cost segregation studies performed by independent third-parties or the Company’s analysis of comparable properties in its portfolio. Identifiable intangible assets include amounts allocated to acquire leases for above- and below-market lease rates and the value of in-place leases. Depreciation is computed using the straight-line method over the estimated lives of 43 years for buildings, 13 years for land improvements, 13.5 years for tenant improvements and intangibles.

The aggregate value of intangible assets and liabilities, as applicable, related to in-place leases is primarily the difference between the property valued with existing in-place leases adjusted to market rental rates and the property valued as if vacant. Factors considered in the analysis of the in-place lease intangibles include an estimate of carrying costs during the expected lease-up period for each property, taking into account current market conditions and costs to execute similar leases. In estimating carrying costs, the Company includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up period, which is estimated to be nine months. Estimates of costs to execute similar leases including leasing commissions, legal and other related expenses are also utilized. The value of in-place leases is amortized to expense over the initial term of the respective lease, which was to 15 years. If a tenant terminates its lease, the unamortized portion of the in-place lease value and intangible would be charged to expense.

In making estimates of fair values for purposes of allocating purchase price, the Company utilized a nationally recognized independent appraisal company. The Company also considers information obtained about the property as a result of pre-acquisition due diligence, as well as subsequent marketing and leasing activities, in estimating the fair value of the tangible and intangible assets acquired and intangible liabilities assumed.

3. Pro Forma Adjustments

The following is a summary of adjustments included in the Unaudited Pro Forma Combined Financial Statements:

(1)	Excludes acquisition costs.
(2)	Represents adjustments to straight-line rent for lease terms as of the acquisition date.
(3)	Represents the estimated depreciation and amortization of real estate investments and intangible lease assets had the property been acquired as of the beginning of each period presented. Depreciation is computed using the straight-line method over the estimated lives of 43 years for buildings, 13 years for land improvements, 13.5 years for tenant improvements and intangibles.
(4)	Represents interest expense calculated for the periods presented based upon the amount borrowed for this transaction.